EXHIBIT 99.1

Educational Development Corporation Announces Record First Quarter Financial Results for Quarter Ended May 31, 2016

TULSA, Okla., July 15, 2016 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”) (NASDAQ:EDUC) (http://www.edcpub.com) today reported historic record net revenues and earnings for the first quarter ended May 31st, 2016 (unaudited).

Randall White, CEO of Educational Development Corporation, announced that the Company achieved record net revenues of $22.8 million for the quarter ended May 31st, 2016, compared to $9.6 million for the same quarter last year.  The earnings before income taxes and net earnings for the quarter ended May 31st, 2016, were a record for any first quarter in the Company’s history and were up 89% and 91%, respectively, over the prior first quarter ended May 31, 2015.  Both divisions of the Company had excellent net revenue results with the home business division, Usborne Books & More (UBAM), leading the way with $20.7 million, which is an increase of 195% over $7.0 million a year ago.

UBAM continues to attract new sales associates, which now total over 23,000, compared to 8,000 at the end of May 2015.  This division has now posted 36 consecutive months of net revenue gains over the same month the previous year.

The Company is experiencing extraordinary growth and ended the quarter with a backlog in excess of $5 million of orders to be shipped.  Since December 1, 2015, the Company has acquired, and moved to, its new facility which is a 40-acre property with a 401,000 sq. ft. office and warehouse building complex.  The former owners have leased back 181,000 sq. ft. of office space on a 15-year lease, which substantially covers the term loan payments related to the new facility.  The acquisition expands the Company-used office and warehouse spaces from 103,000 sq. ft. to 230,000 sq. ft.

During this same period, the Company installed over $3.7 million in software and distribution systems, with more technology and equipment to be in place in the next two months.  This technology and equipment includes a new warehouse management system to improve controls over inventory movement and a state-of-the-art order fulfillment system for greater efficiency.

"There are a number of challenges we have faced as we adjusted to our rapid growth, while simultaneously preparing to meet sustained high demand in the months ahead," said White.  "With our new facility and additional equipment, we have now doubled the number of daily shipments we can process, compared to our previous facility.  We expect that during the remainder of Fiscal Year 2017, this will increase an additional 50%.  Long-term cost savings are expected as the new technology and equipment we have implemented will reduce our cost of labor."

Additional cost savings are also being seen as the dramatic increase in sales volumes of a number of the Company's best-selling series have provided a higher margin due to the related volume-pricing breaks from its suppliers.  Newly-negotiated extended terms from its suppliers also positively impact the Company's ability to build up inventory on hand in anticipation for the fall selling season.  The Company's inventory levels were $22.8 million on May 31, 2016, compared to $13.3 million on May 31, 2015.

The Company recorded net revenues in Fiscal Year 2015 of $32.5 million, and $63.6 million in Fiscal Year 2016.  The Company is on pace to record net revenues of $140-170 million for Fiscal Year ending February 28, 2017.  The Company has previously reported expected earnings per share in the range of $1.00-1.50 per share, and with the improved supplier terms and efficiency, this remains the Company's expectation.

This information may contain forward looking statements.

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF EARNINGS
	Three Months Ended May 31,
	2016	2015

NET REVENUES	$22,784,200	$9,637,800
EARNINGS BEFORE INCOME TAXES	1,004,600	531,700
INCOME TAXES	384,400	207,100
NET EARNINGS	$620,200	$324,600

BASIC AND DILUTED EARNINGS
PER SHARE:
Basic	$0.15	$0.08
Diluted	$0.15	$0.08

WEIGHTED AVERAGE NUMBER OF
COMMON AND EQUIVALENT SHARES
OUTSTANDING:
Basic	4,068,679	4,010,830
Diluted	4,074,597	4,010,830

About Educational Development Corporation
EDC is a publishing company specializing in books for children. EDC is the sole American distributor of the UK-based Usborne Books and owns Kane Miller Books, specializing in children’s literature from around the world. EDC’s current catalog contains over 1,800 titles, with new additions semi-annually. Both Usborne and Kane Miller products are sold via 5,000 retail outlets and by over 23,000 direct sales consultants nationally.

Contact:
Educational Development Corporation
Randall White, (918) 622-4522